                                 EXHIBIT 7(b)4

    UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR
                   THE NINE MONTHS ENDED SEPTEMBER 30, 1996.

                        MICROELECTRONIC PACKAGING, INC.
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                   Pro Forma        Pro Forma
                                 Historical       Adjustments      Consolidated
                                 -----------      -----------      ------------

Net sales                        $45,532,000      $  (55,000) (1)  $45,477,000
Cost of goods sold                37,788,000         (55,000) (1)   37,733,000
                                 -----------      ----------       -----------

Gross profit                       7,744,000               -         7,744,000

Selling, general and
 administrative                    4,352,000         (23,000) (1)    4,329,000
Engineering and product
 development                       2,010,000               -         2,010,000
                                 -----------      ----------       -----------

  Income (loss) from operations    1,382,000         (23,000)        1,359,000

Other income (expense):

  Foreign exchange gain (loss)       380,000                           380,000
  Interest (expense), net         (1,728,000)        550,000  (1)   (1,178,000)
  Other income, net                  466,000               -           466,000
                                 -----------      ----------       -----------

Income (loss) before
 provision for income taxes          500,000        (573,000)        1,073,000
Provision for income taxes            47,000               -            47,000
                                 -----------      ----------       -----------
Net income (loss)                $   453,000      $ (573,000)      $ 1,026,000
                                 ===========      ==========       ===========

Net income (loss) per
 common share                    $      0.08                       $      0.18
                                 ===========                       ===========

Weighted average shares
 used in per share calculation     5,622,000                         5,622,000
                                 ===========                       ===========

See accompanying notes to unaudited pro forma condensed consolidated financial information.